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                                                                      Exhibit 12
                               H.B. FULLER COMPANY
             Computations of Ratios of Earnings to Fixed Charges and
        Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
                             (Thousands of Dollars)

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
                                                      Nine
                                                     Months
                                                      Ended                             Fiscal Year
                                                    August 30,  ----------------------------------------------------------
                                                         2003        2002        2001        2000       1999       1998
                                                    ----------------------------------------------------------------------
Ratio of Earnings to Fixed Charges:
Earnings:
Income before income taxes, minority interests,
 equity investments and accounting change           $   33,545  $   40,312  $   61,302  $   74,770  $   72,398  $   31,562
Add:
Interest expense                                        11,803      18,389      22,379      24,918      27,907      28,050
Interest portion of rental expense                       1,030       1,702       1,326       1,252       1,096       1,154
Distributed earnings of 20-50% owned companies              --          --       1,240         734          --          --
                                                    ----------------------------------------------------------------------
Total Earnings Available for Fixed Charges          $   46,378  $   60,403  $   86,247  $  101,674  $  101,401  $   60,766
                                                    ======================================================================
Fixed charges:
Interest on debt                                    $   11,096  $   17,559  $   21,678  $   24,296  $   27,264  $   27,811
Interest portion of rental expense                       1,030       1,702       1,326       1,252       1,096       1,154
                                                    ----------------------------------------------------------------------
Total fixed charges                                 $   12,126  $   19,261  $   23,004  $   25,548  $   28,360  $   28,965
                                                    ======================================================================
Ratio of earnings to fixed charges                         3.8         3.1         3.7         4.0         3.6         2.1
Ratio of Earnings to Fixed Charges and Preferred
 Stock Dividends:
Total fixed charges, as above                       $   12,126  $   19,261  $   23,004  $   25,548  $   28,360  $   28,965
Dividends on preferred stock (pre-tax basis)                --          11          23          24          25          26
                                                    ----------------------------------------------------------------------
Total fixed charges and preferred stock dividends   $   12,126  $   19,272  $   23,027  $   25,572  $   28,385  $   28,991
                                                    ======================================================================
Earnings available for fixed charges and preferred
 stock dividends                                    $   46,378  $   60,403  $   86,247  $  101,674  $  101,401  $   60,766
                                                    ======================================================================
Ratio of earnings to fixed charges and preferred
 stock dividends                                           3.8         3.1         3.7         4.0         3.6         2.1
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